Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Nina Devlin (Media)
917.262.2973
Kris King (Investors)
724.514.1813

Mylan Reports Adjusted Diluted EPS of $0.53 for the Quarter, an 18% Increase Over Prior Year Quarter; and $2.04 for the Year, a 27% Increase Over Prior Year

Mylan to Host an Investor Meeting Today

PITTSBURGH – February 21, 2012–Mylan Inc. (Nasdaq: MYL) today announced its financial results for the three months and year ended December 31, 2011.

Financial Results

•	Adjusted diluted EPS of $0.53 for the three months ended December 31, 2011 compared to $0.45 for the same prior year period, an increase of 18%;

•	Adjusted diluted EPS of $2.04 for the year ended December 31, 2011 compared to $1.61 for the prior year, an increase of 27%;

•

Total revenues of $1.53 billion for the three months ended December 31, 2011 compared to $1.43 billion for the same prior year period, an increase of 7%; Fourth quarter revenues were negatively impacted by foreign currency translation, as discussed further below. The impact was 1% (approximately $18M) compared to the same prior year period, and 2.5% (approximately $39M) on a sequential quarter basis;

•	Total revenues of $6.13 billion for the year ended December 31, 2011 compared to $5.45 billion for the prior year, an increase of 12%;

•	On a GAAP basis, diluted EPS of $0.30 for three months ended December 31, 2011 compared to $0.01 for the same prior year period;

•	On a GAAP basis, diluted EPS of $1.22 for the year ended December 31, 2011 compared to $0.68 for the prior year, an increase of 79%;

•	Adjusted cash provided by operating activities of $882 million for the year ended December 31, 2011 compared to $781 million for the prior year;

•	On a GAAP basis, cash flow from operating activities of $720 million for the year ended December 31, 2011 compared to $931 million for the prior year.

Heather Bresch, Mylan’s Chief Executive Officer stated: “Our excellent financial results once again demonstrate our ability to deliver significant growth while continuing to manage the inherent challenges of our industry, as well as global macroeconomic headwinds. Thanks to the dedication and hard work of our employees around the world, we delivered a very strong finish to a very strong year. On the heels of the momentum that we’ve built in 2011, we enter what we believe will be one of the best years in Mylan’s history, confident, focused and as committed as ever to delivering on our business strategy and financial targets.”

John Sheehan, Mylan’s Chief Financial Officer added: “In addition to the operational excellence demonstrated, and robust cash flows realized, we exceeded our stated objective with respect to de-leveraging our balance sheet and achieved a leverage ratio of approximately 2.9:1 at the end of 2011.”

Later today, Mylan will host an investor meeting in New York City. Robert J. Coury, Mylan’s Executive Chairman; Heather Bresch, Chief Executive Officer; Rajiv Malik, President; Hal Korman, Chief Operating Officer; John Sheehan, Chief Financial Officer; and John Thievon, President of Mylan Specialty, will review the company’s 2011 financial results, present the company’s financial guidance for 2012 and provide an overview of the company’s strategic vision and growth strategy for 2013 and beyond.

Financial Results Summary

Three Months Ended December 31, 2011

Total third party revenues for the three months ended December 31, 2011, increased $96.7 million, or 6.7%, to $1.53 billion from $1.43 billion in the comparable prior year period. The effect of foreign currency translation had an unfavorable impact of approximately 1% on total third party revenues primarily reflecting a stronger U.S. Dollar in comparison to the currencies of the other major markets in which Mylan operates. Translating third party revenues for the current quarter at prior year comparative period exchange rates would have resulted in year-over-year growth excluding foreign currency of approximately $115 million, or 8%.

A tabular summary of the Company’s revenues for the three months and years ended December 31, 2011, and 2010, is included at the end of this release.

Third party net revenues from Mylan’s Generics segment, which are derived from sales in North America, Europe, the Middle East and Africa (collectively, EMEA) and Australia, India, Japan and New Zealand (collectively, Asia Pacific) were $1.42 billion in the three months ended December 31, 2011, compared to $1.35 billion in the comparable prior year period, representing an increase of $72.7 million or 5.4% or an increase of approximately 7% when excluding the unfavorable effect of foreign currency translation.

Third party net revenues from North America were $737.1 million for the three months ended December 31, 2011, compared to $647.5 million for the comparable prior year period, representing an increase of $89.5 million or 13.8%. The increase in third party revenues was principally due to sales of new products which totaled approximately $71.4 million in the current quarter. The remaining increase was principally due to favorable volumes on existing products. The effect of foreign currency translation was insignificant within North America.

Third party net revenues from EMEA were $347.4 million for the three months ended December 31, 2011, compared to $397.0 million for the comparable prior year period, a decrease of $49.6 million, or 12.5%. Translating current quarter third party net revenues from EMEA at prior year comparative period exchange rates would have resulted in a decline in third party net revenues, excluding the effect of foreign currency, of approximately $46 million, or 12%. This decrease was mainly the result of unfavorable pricing and volume in many of the European markets in which Mylan operates, partially offset by new product launches and higher local currency revenues in Italy and Spain.

Third party net revenues in Asia Pacific were $337.9 million for the three months ended December 31, 2011, compared to $305.1 million for the comparable prior year period, an increase of $32.8 million, or 10.8%. Foreign currency translation had a negative impact on sales for the current quarter. Excluding the effect of foreign currency, calculated as described above, the increase was approximately $47 million, or 16%. This increase is primarily driven by higher third party sales from at Mylan Laboratories Limited (formerly Matrix Laboratories Limited, Mylan’s subsidiary in India, an increase in third party sales in Japan, as well as new product launches, mainly in Australia.

For the three months ended December 31, 2011, Mylan’s Specialty segment reported third party net revenues of $104.7 million, an increase of $29.7 million, or 39.7%, from the comparable prior year period of $75.0 million. The most significant contributor to Specialty segment revenues continues to be the EpiPen® Auto-Injector, sales of which increased as a result of both favorable pricing and higher volumes. The EpiPen® Auto-Injector is the number one epinephrine auto-injector for the treatment of severe allergic reactions and maintains a market share in excess of 95% in the United States.

Gross profit for the three months ended December 31, 2011 was $644.6 million and gross margins were 42.1%. In the comparable prior year period, gross profit was $579.2 million, and gross margins were 40.4%. Gross profit for the current and prior year periods were impacted by certain purchase accounting and other special items of approximately $87.6 million and $94.4 million, respectively, which consisted primarily of amortization related to purchased intangible assets. Excluding such items, gross margins would have been approximately 48% and 47%, respectively. The increase in gross margins was primarily the result of new product introductions in North America and favorable pricing on the EpiPen® Auto-Injector.

Earnings from operations were $247.4 million for the quarter ended December 31, 2011, compared to $94.2 million for the comparable prior year period. Excluding the impact of purchase accounting and other special items in both periods, as mentioned above, as well as charges for litigation settlements, net, of $20.1 million and $112.8 million for the current and prior year periods, earnings from operations increased to $355.1 million in the current quarter from $301.4 million in the prior year quarter. This increase was driven by higher gross profit in the current year, mainly as a result of the increase in revenues and gross margins as discussed above, partially offset by increases in selling, general and administrative costs (SG&A).

Interest expense for the three months ended December 31, 2011, totaled $81.1 million, compared to $91.5 million for the comparable prior year period. Included in interest expense for the current quarter and the comparable prior year period are $13.0 million and $18.0 million, respectively, primarily related to the amortization of the discounts on our convertible debt instruments and 2018 Senior Notes, net of amortization of the premium on our 2020 Senior Notes.

Other (expense) income, net, was expense of $37.4 million for the three months ended December 31, 2011 compared to expense of $4.8 million in the comparable prior year period. Generally included in other (expense) income, net, are foreign exchange gains and losses and interest and dividend income. Additionally, included in the current period are charges associated with the termination of certain interest rate swaps totaling $13.9 million and the write-off of previously deferred financing fees of $20.1 million related to the refinancing of our senior credit facility which occurred in November 2011.

EBITDA, which is defined as net income (loss) (excluding the non-controlling interest and income from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $334.0 million for the three months ended December 31, 2011, and $211.8 million for the comparable prior year period. After adjusting for certain items as further detailed below, adjusted EBITDA was $406.6 million for the current quarter and $373.2 million for the comparable prior year period.

Year Ended December 31, 2011

For the year ended December 31, 2011, Mylan reported total revenues of $6.13 billion compared to $5.45 billion in the prior year, representing an increase of $679.3 million, or 12.5%. Revenues were favorably impacted by the effect of foreign currency translation, generally reflecting a weaker U.S. Dollar as compared to the currencies in other major markets in which Mylan operates. Translating third party revenues at prior year exchange rates would have resulted in year-over-year growth excluding foreign currency of $557 million, or 10%.

Generics third party net revenues were $5.56 billion for the year ended December 31, 2011, compared to $4.98 billion in the prior year, representing an increase of $577.4 million or 11.6% or an increase of approximately 9% when excluding the favorable effect of foreign currency translation.

Third party net revenues from North America were $2.86 billion for the year ended December 31, 2011, compared to $2.36 billion for the prior year, representing an increase of $496.1 million, or 21.0%. The increase in third party revenues was principally due to sales of new products and to a lesser extent, incremental revenue from the acquisition of Bioniche Pharma in September 2010, which together totaled approximately $427.9 million in the current year. New product revenue in 2011 was generated through approximately 50 new products in North America during 2011. The effect of foreign currency translation was insignificant within North America.

Third party net revenues from EMEA were $1.47 billion for the year ended December 31, 2011, compared to $1.55 billion for the prior year, a decrease of $79.9 million, or 5.2%. Translating current year third party net revenues from EMEA at prior year exchange rates would result in a decrease excluding the effect of foreign currency translations of approximately $146 million, or 9%. This decrease was mainly the result of unfavorable pricing and volume in many of the European markets in which Mylan operates, partially offset by new product launches throughout EMEA and a strong performance in Italy as a result of increased market penetration and successful product launches. Our growth in Italy outpaced the market in terms of both volume and sales value.

In Asia Pacific, third party net revenues were $1.24 billion for the year ended December 31, 2011, compared to $1.07 billion for the prior year, an increase of $161.2 million, or 15.0%. However, excluding the favorable effect of foreign currency translation, calculated as described above, the increase was approximately $113 million, or 11%. This increase is primarily driven by higher third party sales of anti-retroviral finished dosage form generic products, which are used in the treatment of HIV/AIDS, and active pharmaceutical ingredients by Mylan Laboratories Limited. Additionally, third party net revenues in Japan increased in 2011 as a result of favorable volumes.

Specialty reported third party net revenues for the year ended December 31, 2011 of $547.4 million, an increase of $124.6 million, or 29.5% over the prior year of $422.8 million. The increase was the result of favorable pricing and higher volumes of Dey’s EpiPen Auto-Injector, and higher sales volumes of Perforomist® Solution, Dey’s Formoterol Fumarate Inhalation Solution.

Gross profit for the year ended December 31, 2011 was $2.56 billion and gross margins were 41.8%. For the prior year, gross profit was $2.22 billion, and gross margins were 40.7%. Gross profit for both the current and prior years is impacted by certain purchase accounting and other special items as discussed above, of approximately $373.2 million, and $315.9 million, respectively. Excluding such items, gross margins would have been approximately 48% in the current year and 47% in the prior year.

Earnings from operations were $1.01 billion for the year ended December 31, 2011, compared to $721.6 million for the prior year. Excluding the impact of purchase accounting and other special items in both periods, as mentioned above, as well as charges for litigation settlements, net, of $48.6 million and $127.1 million for the current and prior years, earnings from operations increased to $1.43 billion in the current year from $1.16 billion in the prior year. The increase in operating income was driven by the increase in revenues and gross margin as discussed above, partially offset by an increase in SG&A expenses.

Interest expense for the year ended December 31, 2011 totaled $335.9 million, compared to $331.5 million in the prior year. Included in interest expense for the current year and the prior year are $49.8 million and $60.0 million primarily related to the amortization of the discounts on our convertible debt instruments and the 2018 Senior Notes, net of amortization of the premium on our 2020 Senior Notes.

Other (expense) income, net, was expense of $14.9 million for the year ended December 31, 2011 compared to expense of $34.2 million in the prior year.

EBITDA was $1.50 billion for the year ended December 31, 2011, and $1.12 billion in the prior year. After adjusting for certain items as further discussed below, adjusted EBITDA was $1.68 billion for the current year, versus $1.40 billion for the prior year, representing a 20% increase from the prior year driven by revenue growth and gross margin expansion as discussed above.

Cash Flow and Leverage Ratio

Adjusted cash provided by operating activities was $882 million for the year ended December 31, 2011, compared to $781 million for the prior year. The increase in adjusted cash provided by operating activities was the result of an increase in profitability and focus on working capital in 2011. On a GAAP basis, cash provided by operating activities was $720 million for the year ended December 31, 2011, compared to $931 million for the prior year. Capital expenditures were approximately $280 million in the current year as compared to approximately $193 million in the prior year. The increase is the result of our previously announced planned expansions and integration plans.

Mylan’s leverage ratio, defined as total notional debt to adjusted EBITDA, was approximately 2.9:1 at December 31, 2011 as compared to 3.7:1 at December 31, 2010.

Non-GAAP Financial Measures

Mylan is disclosing non-GAAP financial measures when providing financial results. Primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing non-GAAP results that exclude items such as amortization expense and other costs directly associated with the acquisitions as well as certain other expense, revenue and operating cash flow items in order to supplement investors’ and other readers’ understanding and assessment of the company’s financial performance, because the company’s management uses these measures internally for forecasting, budgeting and measuring its operating performance. In addition, the company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA and our leverage ratio pursuant to our credit agreement is appropriate to provide additional information to investors to demonstrate the company’s ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the company’s ability to incur additional indebtedness. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS to adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS for the three-months and years ended December 31, 2011 and 2010 (in millions, except per share amounts):

	Three months ended December 31,				Year ended December 31,
	2011		2010		2011		2010

GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS	$129.5	$0.30	$2.6	$0.01	$536.8	$1.22	$223.6	$0.68
Purchase accounting related amortization (included in cost of sales) (a)	86.8		91.6		364.8		309.2
Litigation settlements, net	20.1		112.8		48.6		127.1
Interest expense, primarily amortization of convertible debt discount	13.0		18.0		49.8		60.0
Financing related costs (included in other (expense) income, net)	34.0		22.4		34.0		37.4
Restructuring & other special items included in:
Cost of sales	0.8		2.8		8.4		6.7
Research and development expense	0.6		4.9		3.6		9.9
Selling, general and administrative expense	8.1		20.0		44.9		63.5
Other (expense) income, net	1.4		(8.8)		0.2		1.1
Tax effect of the above items and other income tax related items	(67.7)		(86.9)		(198.1)		(252.8)
Preferred dividend (b)	—		17.3		—		121.6

Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$226.6	$0.53	$196.7	$0.45	$893.0	$2.04	$707.3	$1.61

Weighted average diluted common shares outstanding (b)	429.7		439.5		438.8		438.4

(a)	Purchase accounting related amortization expense for the year ended December 31, 2011 includes a $16.2 million in-process research and development asset impairment charge. For the three months and year ended December 31, 2010 charges totaling $9.5 million and $12.5 million, respectively, are included in purchase accounting related amortization expense for the amortization of the fair value adjustment on inventory acquired in the Bioniche Pharma acquisition.
(b)	Adjusted diluted EPS for the three months and year ended December 31, 2010, includes the full effect of the conversion of the company's preferred stock into 125.2 million shares of common stock on November 15, 2010.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. to adjusted EBITDA for the three months and years ended December 31, 2011, and 2010 (in millions):

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
GAAP net earnings attributable to Mylan Inc. before preferred dividends	$129.5	$19.8	$536.8	$345.1
Add/(Deduct):
Net contribution attributable to the noncontrolling interest and equity method investees	0.4	1.0	2.0	0.5
Income taxes	(1.0)	(22.8)	115.8	10.4
Interest expense	81.1	91.5	335.9	331.5
Depreciation and amortization	124.0	122.3	510.6	435.2

EBITDA	$334.0	$211.8	$1,501.1	$1,122.7
Add Adjustments:
Stock-based compensation expense	9.6	7.2	42.4	31.4
Litigation settlements, net	20.1	112.8	48.6	127.1
Restructuring & other special items	42.9	41.4	84.9	117.9

Adjusted EBITDA	$406.6	$373.2	$1,677.0	$1,399.1

Investor Meeting

Today, February, 21st, Mylan will host an investor meeting in New York City. The presentations will be broadcast live via webcast beginning at 1 p.m. ET and are expected to conclude at 5 p.m. ET. A replay will be available for 30 days on Mylan’s website after the event’s conclusion. If you are unable to access the live webcast, you can participate in listen-only mode at 877.567.9753.

To access the live webcast and view the accompanying slide presentations, visit the Investor Relations section of Mylan’s website, at http://investor.mylan.com, at least 15 minutes before the presentation is scheduled to begin; click on the webcast icon to register and download or install any necessary software.

About Mylan

Mylan Inc. ranks among the leading generic and specialty pharmaceutical companies in the world and provides products to customers in more than 150 countries and territories. The company maintains one of the industry’s broadest and highest quality product portfolios supported by a robust product pipeline; operates one of the world’s largest active pharmaceutical ingredient manufacturers; and runs a specialty business focused on respiratory, allergy and psychiatric therapies. For more information about Mylan, please visit www.mylan.com. For more information about generic drugs, please visit www.ChoosingGenerics.com.

Forward Looking Statements

This press release includes statements that constitute “forward-looking statements”, including with regard to the Company’s future operations. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges, risks and costs inherent in business integrations and in achieving anticipated synergies; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the Company’s business; uncertainties and matters beyond the control of management; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors set forth in the Company’s Report on Form 10-Q, for the quarter ended September 30, 2011, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the Company’s control between the date of this release and the date that its Form 10-K for the year ended December 31, 2011, is filed with the SEC could potentially result in adjustments to reported results. The Company undertakes no obligation to update statements herein for revisions or changes after the date of this release.

Mylan Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited; in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Revenues:
Net revenues	$1,527,062	$1,424,618	$6,106,277	$5,404,266
Other revenues	4,172	9,881	23,548	46,256

Total revenues	1,531,234	1,434,499	6,129,825	5,450,522
Cost of sales	886,636	855,307	3,566,461	3,233,125

Gross profit	644,598	579,192	2,563,364	2,217,397

Operating expenses:
Research and development	76,077	82,070	294,728	282,146
Selling, general and administrative	301,026	290,189	1,214,631	1,086,609
Litigation settlements, net	20,099	112,759	48,556	127,058

Total operating expenses	397,202	485,018	1,557,915	1,495,813

Earnings from operations	247,396	94,174	1,005,449	721,584
Interest expense	81,108	91,477	335,944	331,462
Other expense, net	(37,412)	(4,740)	(14,869)	(34,178)

Earnings (loss) before income taxes and noncontrolling interest	128,876	(2,043)	654,636	355,944
Income tax provision (benefit)	(1,018)	(22,843)	115,833	10,402

Net earnings	129,894	20,800	538,803	345,542
Net earnings attributable to the noncontrolling interest	(403)	(952)	(1,993)	(427)

Net earnings attributable to Mylan Inc. before preferred dividends	129,491	19,848	536,810	345,115
Preferred dividends (a)	—	17,259	—	121,535

Net earnings attributable to Mylan Inc. common shareholders	$129,491	$2,589	$536,810	$223,580

Earnings per common share attributable to Mylan Inc. common shareholders:
Basic	$0.30	$0.01	$1.25	$0.69

Diluted	$0.30	$0.01	$1.22	$0.68

Weighted average common shares outstanding (a):

Basic	426,560	372,401	430,839	324,453

Diluted	429,691	376,876	438,785	328,979

(a)	The three and twelve months ended December 31, 2010 includes the weighted average effect of the Preferred Stock Conversion into approximately 125.2 million shares of Mylan common stock on November 15, 2010.

Mylan Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	December 31, 2011	December 31, 2010

Assets:
Current assets:
Cash and cash equivalents	$375,056	$662,052
Restricted cash	9,274	23,972
Marketable securities	30,686	29,085
Accounts receivable, net	1,426,438	1,157,081
Inventories	1,396,742	1,240,271
Other current assets	330,648	446,982

Total current assets	3,568,844	3,559,443
Intangible assets, net	2,630,747	2,501,150
Goodwill	3,517,935	3,599,334
Other non-current assets	1,880,617	1,876,877

Total assets	$11,598,143	$11,536,804

Liabilities:
Current liabilities	$2,563,156	$1,809,612
Long-term debt (b)	4,479,080	5,263,376
Other non-current liabilities	1,051,125	848,415

Total liabilities	8,093,361	7,921,403
Noncontrolling interest	13,007	13,522
Mylan Inc. shareholders’ equity	3,491,775	3,601,879

Total liabilities and equity	$11,598,143	$11,536,804

(b)	At December 31, 2011, long-term debt of approximately $594.0 million related to the Senior Convertible Notes and $93.8 million of Term Loans are classified within current liabilities.

Mylan Inc. and Subsidiaries

Summary of Revenues by Segment

(Unaudited; in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Generics:
Third party net sales
North America	$737.1	$647.5	$2,857.4	$2,361.3
EMEA	347.4	397.0	1,466.0	1,545.9
Asia Pacific	337.9	305.1	1,235.5	1,074.2

Total third party net sales	1,422.4	1,349.6	5,558.9	4,981.4

Other third party revenues	3.6	9.2	20.4	41.1

Total third party revenues	1,426.0	1,358.8	5,579.3	5,022.5

Intersegment revenues	1.3	5.8	2.5	40.1

Generics total revenues	1,427.3	1,364.6	5,581.8	5,062.6

Specialty:
Third party net sales	104.7	75.0	547.4	422.8
Other third party revenues	0.5	0.7	3.1	5.2

Total third party revenues	105.2	75.7	550.5	428.0

Intersegment revenues	18.6	14.4	70.0	61.8

Specialty total revenues	123.8	90.1	620.5	489.8

Elimination of intersegment revenues	(19.9)	(20.2)	(72.5)	(101.9)

Consolidated total revenues	$1,531.2	$1,434.5	$6,129.8	$5,450.5

Mylan Inc. and Subsidiaries

Reconciliation of Cash Provided by Operating Activities and Leverage Ratio

(Unaudited; in millions, except leverage ratio)

Reconciliation of cash provided by operating activities

	Year ended December 31,
	2011	2010

GAAP cash provided by operating activities	$720	$931

Add/(Deduct):
Payment of legal settlements	81	78
Payment of interest rate swap settlement	14	33
Reimbursement to Merck KGaA / (tax benefit) on the tax benefit related to indemnified litigation	60	(51)
Income tax refund	—	(99)
Adjustments for timing of cash receipts	7	(90)
Other items	—	(21)

Adjusted cash provided by operating activities	$882	$781

Reconciliation of leverage ratio

	December 31,
	2011	2010
GAAP reported debt balances
Long term debt, including current portion	$5,168	$5,268
Short term borrowings	128	163

Total GAAP reported debt balances	5,296	5,431

Add/(Subtract):
Net discount/(premium) on various debt issuances	100	150
Conversion feature on cash convertible notes	(460)	(472)
Fair value of hedged debt	(30)	—

Total debt at notional amounts	$4,906	$5,109

Leverage ratio	2.9x	3.7x